Exhibit 99.2

FEDERAL HOME LOAN BANK OF CINCINNATI
Audit Committee Charter
March 20, 2013
Mission Statement
The objective of the Audit Committee is to assist the full Board of Directors in fulfilling its fiduciary responsibilities by (1) overseeing the internal and independent audit functions and (2) overseeing the responsibilities of Bank management to establish, implement and maintain accounting policies and procedures that comply with applicable law, regulations, guidance and industry standards, including accounting principles generally accepted in the United States (GAAP) and other applicable reporting and disclosure standards.
Committee Membership
The Audit Committee shall consist of five or more persons who are members of the Bank's Board of Directors, each of whom meets the criteria of independence outlined in the next section. Membership shall include a balance of (1) representatives from community financial institutions and other Bank members and (2) independent and member directors. The terms of Committee members shall be appropriately staggered so as to provide for continuity of service. Each Committee member shall be financially literate and at least one member of the Committee shall have extensive accounting or related financial management expertise and qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission.
Criteria for Independence
Each member of the Audit Committee shall be an “independent” director as defined in Section 10A(m)(3) of the Securities Exchange Act of 1934. In addition, for a member of the Bank’s Board of Directors to be considered sufficiently independent to serve as a member of the Audit Committee, the director must not have, in the judgment of the Board, any disqualifying relationship with the Bank or its management that would interfere with the exercise of the director's independent judgment. Such disqualifying relationships include, but are not limited to:

•	Being employed by the Bank in the current year or any of the past five years.

•	Accepting any compensation from the Bank other than compensation for Board service.

•	Serving or having served in any of the past five years as a consultant, advisor, promoter, underwriter, legal counsel or independent auditor of or to the Bank.

•	Being an immediate family member of an individual who is, or has been in any of the past five years, employed by the Bank as an executive officer.

Audit Committee Charter

Committee Meetings
The Audit Committee shall meet at least four times annually with the Director of Internal Audit. The Audit Committee shall meet in separate executive sessions with each of the Director of Internal Audit and the independent auditor at least annually. Written minutes shall be prepared for all regular meetings and, when deemed appropriate, for executive sessions.
Responsibilities
It shall be the duty and responsibility of the Audit Committee to:
Financial Statements and Disclosure

(1)	Direct senior management to maintain the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Bank.

(2)	Ensure that policies are in place that are reasonably designed to achieve disclosure and transparency regarding the Bank's true financial performance and governance practices.

(3)	Review the basis for the Bank's financial statements and the independent auditor's opinion with respect to such financial statements, including

•	critical accounting policies and practices used,

•	the nature and extent of any significant changes in accounting principles, and

•	reports of the independent auditor concerning material written communications with management, such as management letters and/or schedules of unadjusted differences.

(4)
Review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information under GAAP related to material items that the independent auditor has discussed with management, the ramifications of the use of such alternative treatments, and the treatment preferred by the independent auditor.

(5)	Review with the independent auditor, the Director of Internal Audit and senior management

•	the internal control system and the adequacy of the Bank's internal controls,

•	the resolution of any identified material weaknesses and reportable conditions, and

•	the policies and procedures for prevention or detection of management override or compromise of the internal control system.

Audit Committee Charter

(6)
Understand the scope of the review by the Bank’s internal and independent auditors of the Bank’s internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

(7)
Review and discuss with management (including the Director of Internal Audit) and the independent auditor management’s report on internal control over financial reporting and the independent auditor’s attestation of that report prior to the filing of the Bank’s Form 10-K.

(8)	Review and discuss with the independent auditor its opinion on the effectiveness of management’s internal controls over financial reporting.

(9)
Review and discuss with management (including the Director of Internal Audit) and the independent auditor the adequacy of the Bank’s disclosures in its Forms 10-K and 10-Q regarding any changes in internal control over financial reporting.

(10)
Review disclosures made to the Committee by the Bank’s CEO and PFO, during their certification process for the Bank’s Forms 10-K and 10-Q, regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Bank’s internal controls.

(11)
Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the “Management’s Discussion and Analysis” section of the Bank’s annual report of Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Bank’s annual report on Form 10-K.

(12)
Review and discuss with management and the independent auditor the Bank’s quarterly financial statements, including the results of the independent auditor’s review of those financial statements and the disclosures made in “Management’s Discussion and Analysis,” prior to the filing of its quarterly reports of Form 10-Q.

(13)
Discuss with management any earnings releases to be issued or financial presentations to be made by the Bank, including the use of any “pro forma” or “adjusted” non-GAAP information. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

Oversight of the Independent Audit Function

(14)	Oversee the independent audit function.

(15)	Select, compensate, evaluate and replace the independent auditor, which shall report directly to the Audit Committee. Approve the independent auditor's annual engagement letter.

(16)	Pre-approve the audit and any non-audit services provided by the independent auditing firm.

Audit Committee Charter

(17)
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and management’s response.

(18)	Resolve any disagreements between the independent auditor and management on financial reporting.

(19)
Receive from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discuss with the independent auditor the independent auditor’s independence.

(20)	Assure that adequate policies and procedures are in place so that the Audit Committee may assess the expertise and capacity of the independent auditor to fulfill its duties and obligations.

(21)	Annually discuss with the independent auditor its internal quality control procedures.

(22)
Ensure the rotation of the lead and concurring audit partners every five years and other audit partners every seven years. Oversee requests for proposals relating to the rotation of the audit firm itself.

(23)	Establish policies regarding the hiring by the Bank of employees or former employees of the independent auditor.
Oversight of the Internal Audit Function

(24)
Oversee the internal audit function by reviewing the scope of audit services required, reviewing and approving the internal auditor’s work plan, staffing and budget, and reviewing audit activities and findings, including internal audit’s assessment of significant risk exposures and control issues, corporate governance issues, and such other matters as the Committee may request.

(25)
Select, terminate, compensate, and evaluate the Director of Internal Audit. The Director of Internal Audit may not be removed without the approval of the Audit Committee, shall report directly to the Audit Committee on substantive matters, and is ultimately accountable to the Audit Committee and the Board of Directors. The Director of Internal Audit shall report to the Bank President on administrative matters.

Compliance and Other Responsibilities

(26)	Provide an independent, direct channel of communication between the Bank's Board of Directors and the internal and independent auditors, each of whom shall have unrestricted

Audit Committee Charter

access to the Audit Committee and Board of Directors without the need for any prior management knowledge or approval.

(27)	Review the programs and policies of the Bank designed to ensure compliance with applicable laws, regulations and policies, and monitor the results of these compliance efforts.

(28)
Assure that the Bank has policies in place to notify the Federal Housing Finance Agency (“FHFA”) of any accounting treatments or policies identified as having significant legal, reputational, or safety and soundness risk, including in particular any accounting treatments or policies that do not employ GAAP.

(29)	Review the findings of examinations of the Bank by FHFA (or any other regulatory agency), and any auditor observations on those findings.

(30)
Establish procedures for the receipt, retention and treatment of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Bank employees of concerns regarding questionable accounting or auditing matters. Conduct or authorize investigations into these or any other matters within the Audit Committee's scope of responsibilities. The Committee shall be empowered to provide appropriate funding for, and to retain independent counsel, accountants or others to assist in the conduct of, any investigation.

(31)	Consider any request for the waiver of any provision of the Bank’s Code of Ethics for Senior Financial Officers.

(32)	Perform the duties assigned to it in the Related Persons Transaction Policy and Procedures of the Bank.

(33)
Review the policies and procedures established by the Bank’s senior management to assess and monitor implementation of the Bank’s strategic business plan and the operating goals and objectives contained in that plan.

(34)	Annually conduct a Committee self-evaluation.

(35)	Periodically report its findings to the Board of Directors.
Reviews of Audit and Accounting Functions

(36)
At least annually, review, with appropriate professional assistance, the requirements of laws, regulations and guidelines applicable to its activities and duties, and provide to the FHFA’s Chief Accountant all information required in that regard.

(37)
At least every two years, assess the need for an independent consultant or accounting firm to evaluate one or more accounting policy areas, and report the findings from such assessment to the Board of Directors, the Bank’s senior management, and the FHFA’s Chief Accountant. Consider the appropriate form and scope of engagement for any targeted evaluation determined to be necessary.

Audit Committee Charter

The foregoing responsibilities are set forth with the understanding that the Committee is not, and shall not be, responsible for (1) preparing or auditing the financial statements of the Bank, (2) assessing or certifying as to the Bank’s disclosure controls or its internal controls over financial reporting or (3) otherwise assuring compliance with the rules and regulations applicable to the Bank’s public disclosures, including its filings with the Securities and Exchange Commission.
Resources
Audit Committee members shall have free and open access to any officer or employee of the Bank, to the Bank’s independent auditor and outside counsel, and to such books, records or other resources of the Bank as the Committee deems necessary to fulfill its duties and responsibilities. Management of the Bank shall provide the Committee with adequate information and reports to carry out its duties and responsibilities.
The Audit Committee shall have the authority to engage independent counsel and any other advisors deemed necessary by it to carry out its duties. The Bank shall provide funding, as determined by the Committee, for payment of compensation to any independent auditor or advisor engaged by the Committee and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
Charter
The Audit Committee shall review annually the adequacy of this Charter and shall amend it when appropriate. Amendments may be adopted and approved at any time. This Charter shall be readopted and reapproved by the Committee and the Board, respectively, no less often than once every three years.